Exhibit (h)(8)

BOARD RESOLUTIONS REGARDING EXPENSE LIMITATION ARRANGEMENTS

The following resolutions were duly adopted by the Board of Directors and have not been modified or rescinded:

WHEREAS,	Legg Mason Partners Fund Advisor, LLC (“LMPFA”) has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the prospectus for the applicable Fund) to the amounts set forth in the Expense Cap Arrangement material for this meeting and as presented to and described at this meeting, subject to recapture as described below; therefore, as to each listed class of each applicable Fund, it is

RESOLVED:	That the Board approves and agrees to this arrangement, subject to the following:

	•	That this arrangement will continue until the date specified in the Expense Cap Arrangement material, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and may be terminated at any time after that date by LMPFA;

	•	That the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time;

	•	That LMPFA is permitted to recapture amounts waived or reimbursed to a class within two years after the fiscal year in which LMPFA earned the fee or incurred the expense if the class’ total annual operating expenses have fallen to a level below the limit described above; and

	•	That in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the limit described above or any other limit then in effect; and further

RESOLVED:	That the officers of the Corporation, with respect to each Fund that is a series thereof, acting singly, are hereby authorized, empowered and directed to update the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officers may deem appropriate to reflect the substance of the foregoing resolutions; and further

RESOLVED:	That the officers of the Corporation, with respect to each Fund that is a series thereof, acting singly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officer or officer(s) shall approve in their discretion, in each case as conclusively evidenced by their actions or signatures.

The information below is drawn from the materials presented at and described at the meeting referenced in the foregoing resolutions.

Fund	Name of Class	Expense Limit	Expense Limit Expiration Date
Western Asset Intermediate Bond Fund	A C R FI I IS	0.90 1.65 1.15 0.85 — 0.45 not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 — 12/31/18

Western Asset Core Bond Fund	A C1 C R FI I IS	0.82 1.42 1.65 1.15 0.85 0.45 0.45 not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18

Western Asset Core Plus Bond Fund	A C1 C R FI I IS	0.82 1.51 1.65 1.15 0.85 0.45 0.45 not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18

Western Asset High Yield Fund	A A2 C R FI I IS	1.05 1.25 1.80 1.30 1.00 — 0.65 not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 — 12/31/18

Western Asset Inflation Indexed Plus Bond Fund	A C1 C R FI I IS	0.90 1.40 1.65 1.15 0.85 — Not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 — 12/31/18

Western Asset Total Return Unconstrained Fund	A2 A C R FI I IS	1.45 1.25 2.00 1.50 1.20 0.95 0.85 not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18

Western Asset Macro Opportunities Fund	A2	1.85	12/31/18
	A C R FI I IS	1.65 2.40 1.90 1.65 1.35 1.25 not to exceed I	12/31/18 12/31/18 12/31/18 12/31/18 12/31/18 12/31/18